      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 2002

                                                    REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 CEPHALON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                       DELAWARE                                              23-2484489
           (State or Other Jurisdiction of                                (I.R.S. Employer
            Incorporation or Organization)                             Identification Number)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                            JOHN E. OSBORN, ESQUIRE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

                           RICHARD A. SILFEN, ESQUIRE
                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED          PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2)....  781,694 Shares(3)            $54.95          $42,954,085.30          $3,951.78
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the high and low sale prices for the common stock on May 22, 2002 as reported on The Nasdaq National Market.

(2) Each share of the registrant's common stock includes one preferred share purchase right pursuant to the Amended and Restated Rights Agreement dated January 1, 1999 between Cephalon, Inc. and StockTrans, Inc., as Rights Agent, as amended on July 31, 2000.

(3) Such number represents the number of shares of common stock initially issuable upon conversion of the 3 7/8% convertible promissory notes described herein at a conversion rate of 14.21262 shares per $1,000 principal amount of notes and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 28, 2002


PROSPECTUS


                                 781,694 SHARES


                                [CEPHALON LOGO]


                                  COMMON STOCK


                               ------------------


     Under this prospectus, the selling stockholders named in this prospectus may offer and sell the shares of common stock that they may receive upon conversion of the notes as described in "Conversion of the Notes" on page 12.



     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On May 23, 2002, the last reported closing price of our common stock was $58.41 per share.


                               ------------------


      INVESTING IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE COMMON STOCK ISSUED UPON CONVERSION OF THE NOTES.


                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

CEPHALON....................................................    1
RISK FACTORS................................................    3
USE OF PROCEEDS.............................................   12
DIVIDEND POLICY.............................................   12
CONVERSION OF THE NOTES.....................................   12
SELLING STOCKHOLDERS........................................   13
PLAN OF DISTRIBUTION........................................   13
WHERE YOU CAN FIND MORE INFORMATION.........................   14
FORWARD-LOOKING STATEMENTS..................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   16

                                    CEPHALON

     Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

     On December 28, 2001, we acquired Laboratoire L. Lafon and its affiliated entities, which we refer to as Group Lafon. The Group Lafon entities operate as subsidiaries of Cephalon.

     Our corporate and research and development headquarters are in West Chester, Pennsylvania, and we also have offices in Salt Lake City, Utah, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in our PROVIGIL(R) (modafinil) tablets [C-IV] and MODIODAL(R) (modafinil) products, and for which we have worldwide control of the intellectual property, marketing and manufacturing rights. We operate manufacturing facilities in Salt Lake City, Utah for the production of ACTIQ(R) (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union.

     In the United States, we market three products, which constitute the majority of our total net sales. Outside of the United States, our commercial activities are concentrated in France and the United Kingdom. The following table summarizes by country our significant products:

COUNTRY              PRODUCT                         INDICATION
-------              -------                         ----------
United States......  PROVIGIL(R) (modafinil)         Excessive daytime sleepiness
                                                     associated with narcolepsy
                     GABITRIL(R) (tiagabine          Partial seizures associated
                     hydrochloride)                  with epilepsy
                     ACTIQ(R) (oral transmucosal     Breakthrough cancer pain
                     fentanyl citrate)               management
France.............  MODIODAL(R) (modafinil)(1)      Narcolepsy and hypersomnia
                     SPASFON(R) (phloroglucinol)     Biliary/urinary tract spasm
                                                     and irritable bowel syndrome
                     FONZYLANE(R) (buflomedil)       Cerebral vascular disorders
                     ACTIQ(2)                        Breakthrough cancer pain
                                                     management
United
  Kingdom(3).......  PROVIGIL                        Narcolepsy
                     TEGRETOL(R) (carbamezepine)     Epilepsy
                     RITALIN(R) (methylphenidate)    Attention
                                                     Deficit/Hyperactivity Disorder

---------------

(1) MODIODAL is the French trade name for modafinil.
(2) Expected launch in the second half of 2002.
(3) Marketed, along with two other products, under a collaboration agreement with Novartis Pharma AG.

     In the United States, we market our PROVIGIL, ACTIQ and GABITRIL products through the following specialty sales forces:

     - an approximately 185-person sales force that details PROVIGIL and GABITRIL to neurologists, psychiatrists and sleep specialists; and

     - an approximately 60-person sales force that details ACTIQ to pain specialists and oncologists.

     Outside of the United States, we have a sales force in France numbering approximately 155 persons of which 150 are associated with Group Lafon, and a sales and marketing organization numbering approximately 25 persons supporting other European countries.

     We continue to explore the utility of PROVIGIL in patients suffering from sleepiness and fatigue associated with various clinical disorders, including sleep apnea, shift work sleep disorder, multiple sclerosis and depression. Our objective in conducting these studies is to expand the approved labeling for PROVIGIL and allow us to market and promote its use in some or all of these patients. In December 2001, we acquired additional product rights to GABITRIL and now control rights worldwide, excluding Canada, Latin America and Japan. Following the transfer of regulatory approvals, we will begin marketing GABITRIL in France, the United Kingdom, Germany, Austria and Switzerland. We have initiated a series of exploratory studies to assess the use of GABITRIL for disorders such as anxiety and neuropathic pain.

     In addition to clinical programs focused on our marketed products, we have other significant research programs that seek to discover and develop treatments for neurological and oncological disorders. With respect to neurology, we have a program with a molecule, CEP-1347, that has entered Phase 2 clinical studies for the treatment of Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, which is currently in Phase 2 clinical studies to treat pancreatic cancer, and a program with a molecule, CEP-7055, that is currently in Phase 1 clinical studies for the treatment of solid tumors. As part of our corporate strategy, we seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into a number of agreements to share the costs of developing and commercializing these compounds.

     For the three months ended March 31, 2002, our total revenues and loss applicable to common shares were approximately $111.5 million and $2.9 million, respectively. The third quarter of 2001 was our first profitable quarter from commercial operations since inception. Our accumulated deficit at March 31, 2002 was approximately $579.6 million. These accumulated losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. To date, we have funded our operations from the proceeds of private and public sales of our equity and debt securities. While we seek to maintain and increase profitability and positive cash flow from commercial operations, we will need to continue to achieve product sales and other revenue sufficient for us to attain this objective. Moreover, our continued profitability may depend, in part, upon our ability to obtain additional required regulatory approvals, or successfully develop, commercialize, manufacture and market any other product candidates.

     We were incorporated in Delaware in 1987. The mailing address and telephone number of our principal executive offices are 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                             ---------------------

     Cephalon and the Cephalon logo are trademarks of Cephalon, Inc. registered in the U.S. and trademarks of Cephalon, Inc., registered or otherwise, in certain other countries. PROVIGIL is a registered trademark of Genelco, S.A., a wholly-owned subsidiary of Cephalon. GABITRIL is a registered trademark of Cephalon. ACTIQ is a registered trademark of Anesta Corp., a wholly-owned subsidiary of Cephalon. MODIODAL, SPASFON and FONZYLANE are trademarks of Laboratoire L. Lafon, a wholly-owned subsidiary of Cephalon, registered in France and certain other countries. "(R)" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective owners.

                                  RISK FACTORS

     An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

  A SIGNIFICANT PORTION OF OUR REVENUES IS DERIVED FROM U.S. SALES OF OUR THREE LARGEST PRODUCTS AND OUR FUTURE SUCCESS WILL DEPEND ON THE CONTINUED ACCEPTANCE AND GROWTH OF THESE PRODUCTS.

     For the year ended December 31, 2001, approximately 83% of our total revenues were derived from U.S. sales of PROVIGIL, GABITRIL and ACTIQ. We cannot be certain that these products will continue to be accepted in their markets. Specifically, the following factors, among others, could affect the level of market acceptance of PROVIGIL, GABITRIL and ACTIQ, including:

     - the perception of the healthcare community of their safety and efficacy, both in an absolute sense and relative to that of competing products;

     - the effectiveness of our sales and marketing efforts;

     - unfavorable publicity regarding these products or similar products;

     - product price relative to other competing drugs or treatments;

     - changes in government and other third-party payor reimbursement policies and practices; and

     - regulatory developments affecting the manufacture, marketing or use of these products.

     Any material adverse developments with respect to the sale or use of PROVIGIL, GABITRIL or ACTIQ could significantly reduce our product revenues and have a material adverse effect on our ability to generate net income and positive net cash flow from operations.

  WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO EXPAND THE NUMBER AND SCOPE OF AUTHORIZED USES OF PROVIGIL, GABITRIL OR ACTIQ, WHICH WOULD HAMPER SALES GROWTH AND MAKE IT MORE DIFFICULT TO SUSTAIN PROFITABILITY.

     The market for the approved indications of our three largest products is relatively small. We believe that a portion of our product sales is derived from the use of these products outside of their labeled indications. To a large degree, our future success depends on expansion of the approved indications for our products and physicians prescribing our products outside of the approved indications. Under current FDA and European medical authority regulations, we are limited in our ability to promote the use of these products outside their labeled use. Any label expansion will require FDA approval.

     We have initiated clinical studies to examine whether or not PROVIGIL and GABITRIL are effective and safe when used to treat disorders outside their currently approved uses. Although some study data has been positive, additional studies in these disorders will be necessary before we can apply to regulatory authorities to expand the authorized uses of these products. We do not know whether these studies will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL and GABITRIL for additional disorders. If the results of some of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of these products by patients, this could undermine physician and patient comfort with the products, limit their commercial success, and diminish their acceptance. Even if the results of these studies are positive, the impact on sales of PROVIGIL and GABITRIL may be minimal unless we are able to obtain FDA and foreign medical authority approval to expand the authorized use of these products. FDA regulations limit our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval for any expanded uses.

     We do not expect to conduct studies for the purpose of requesting an expansion of the authorized use of ACTIQ. Future sales growth, if any, of ACTIQ outside of the treatment of breakthrough cancer pain could come only from physician prescriptions outside this labeled use. Physicians may or may not prescribe ACTIQ for off-label uses and, in any event, sales from such prescriptions may not prove to be significant to our results of operations.

  AS OUR PRODUCTS ARE USED COMMERCIALLY, UNINTENDED SIDE EFFECTS, ADVERSE REACTIONS OR INCIDENTS OF MISUSE MAY OCCUR WHICH COULD RESULT IN ADDITIONAL REGULATORY CONTROLS AND REDUCED SALES OF OUR PRODUCTS.

     Prior to 1999, the use of our products had been limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. The widespread commercial use of our products could produce undesirable or unintended side effects that have not been evident in our clinical trials or the relatively limited commercial use to date. In addition, in patients who take multiple medications, drug interactions could occur that can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the product is prescribed or even lead to the withdrawal of the product from the market. More specifically, ACTIQ has been approved under regulations concerning drugs with certain safety profiles, under which the FDA has established special restrictions to ensure safe use. Any violation of these special restrictions could lead to the imposition of further restrictions or withdrawal of the product from the market.

  WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE PROTECTION FOR OUR INTELLECTUAL PROPERTY OR MARKET EXCLUSIVITY FOR CERTAIN OF OUR PRODUCTS AND THEREFORE POTENTIAL COMPETITORS MAY DEVELOP COMPETING PRODUCTS, WHICH COULD RESULT IN A DECREASE IN SALES AND MARKET SHARE, CAUSE US TO REDUCE PRICES TO COMPETE SUCCESSFULLY, AND LIMIT OUR COMMERCIAL SUCCESS.

     We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding breadth of claims in such companies' patents. Accordingly, the patents and patent applications relating to our products, product candidates and technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technology. Patent disputes are frequent and can preclude commercialization of products. If we ultimately lose any disputes, we could be subject to competition or significant liabilities, we could be required to enter into third party licenses or we could be required to cease using the technology or product in dispute. In addition, even if such licenses are available, the terms of the license requested by the third party could be unacceptable to us.

     The composition of matter patent for modafinil expired in 2001. We license or own U.S. and foreign patent rights covering the particles size pharmaceutical composition of modafinil that expire between 2014 and 2015. Ultimately, these particle size patents might be found invalid if challenged by a third party or a potential competitor could develop a competing product or product formulation that would avoid infringement of these patents. If a competitor developed a competing product that avoided infringement, our revenues from our modafinil-based products could be significantly and negatively impacted.

     We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, these parties could fail to honor such agreements or we could be unable to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, others could independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

  WE MAY INCUR ADDITIONAL LOSSES.

     The quarter ended September 30, 2001 was our first profitable quarter from commercial operations since inception and our accumulated deficit was $579,562,000 at March 31, 2002. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. In order for us to maintain profitability from commercial operations, we must continue to achieve product and other revenue at or above their current levels. Moreover, our future growth depends, in part, on our ability to obtain regulatory approvals for future products, or for existing products in new indications, and our ability to successfully develop, commercialize, manufacture and market any other product candidates.

  MANUFACTURING, SUPPLY AND DISTRIBUTION PROBLEMS MAY CREATE SUPPLY DISRUPTIONS THAT COULD RESULT IN A REDUCTION OF PRODUCT SALES REVENUE, AND DAMAGE COMMERCIAL PROSPECTS FOR OUR PRODUCTS.

     At our two manufacturing facilities in France, we produce the active drug substance modafinil and certain other commercial products. At our U.S. facility in Salt Lake City, Utah, we manufacture ACTIQ for international markets. For the remainder of our products, we rely on third parties for product manufacturing. In all cases, we must comply with all applicable regulatory requirements of the FDA and foreign authorities, including cGMP regulations. In addition, we must comply with all applicable regulatory requirements of the Drug Enforcement Administration, and analogous foreign authorities for certain products. The facilities used by us and third parties to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. These regulations are complex, and any failure to comply with them could lead to remedial action, civil and criminal penalties and delays in production or distribution of material.

     We depend upon sole suppliers for active drug substances contained in our products, including our own French plant that manufactures modafinil, and Abbott Laboratories to manufacture finished commercial supplies of ACTIQ and GABITRIL for the U.S. market. We have two qualified manufacturers, Watson Pharmaceuticals (formerly Circa Pharmaceuticals, Inc.) and DSM Pharmaceuticals (formerly Catalytica Pharmaceuticals, Inc.), for finished commercial supplies of PROVIGIL. The process of changing or adding a manufacturer or changing a formulation requires prior FDA and/or European medical authority approval and is very time-consuming. If we are unable to manage this process effectively, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for our products. We maintain inventories of active drug substances and finished products to protect against supply disruptions. Nevertheless, any disruption in these activities could impede our ability to sell our products and could reduce sales revenue. We also rely on third parties to distribute, provide customer service activities and accept and process returns.

  OUR ACTIVITIES AND PRODUCTS ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS AND APPROVALS, WHICH ARE OFTEN COSTLY AND COULD RESULT IN ADVERSE CONSEQUENCES TO OUR BUSINESS IF WE FAIL TO COMPLY.

     We currently have a number of products that have been approved for sale in either the United States, foreign countries or both. All of our approved products are subject to extensive continuing regulations relating to, among other things, testing, manufacturing, quality control, labeling, and promotion. The failure to comply with any rules and regulations of the FDA or any foreign medical authority, or the post-approval discovery of previously unknown problems relating to our products could result in, among others:

     - fines, recalls, or seizures of products;

     - total or partial suspension of product sales;

     - non-approval of product license applications;

     - restrictions on our ability to enter into strategic relationships; and

     - criminal prosecution.

It can be both costly and time-consuming for us to comply with these regulations. Additionally, incidents of adverse drug reactions, unintended side effects or misuse relating to our products could result in additional regulatory controls or restrictions, or even lead to withdrawal of the product from the market.

     With respect to our product candidates and for new therapeutic indications for our existing products, we conduct research, preclinical testing and clinical trials. We cannot market these product candidates or these new indications in the United States or other countries without receiving approval from the FDA or the appropriate foreign medical authority. The approval process requires substantial time, effort and financial resources, and we may never obtain approval in a timely manner, or at all. We cannot provide you with any assurance that required approvals will be obtained timely or at all. In addition, if the FDA or a foreign medical authority determines that we have not complied with regulations in the research and development of a product candidate or a new indication, they may not grant approval. Without these required approvals, our ability to substantially grow revenues in the future could be adversely affected.

     In addition, because PROVIGIL and ACTIQ contain active ingredients that are controlled substances, we are subject to regulation by the DEA and analogous foreign organizations relating to the manufacture, shipment, sale and use of the applicable products. These regulations also are imposed on prescribing physicians and other third parties, making the use of such products relatively complicated and expensive. Future products may contain controlled substances. The increased concern for safety by the FDA and the DEA with respect to products containing controlled substances can result in the imposition of restrictions on marketing or even withdrawal of regulatory approval for such products. In addition, negative publicity may bring about rejection of the product by the medical community. If the DEA, FDA or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on the marketing of any of our products, our product sales and ability to promote our products could be substantially affected.

  THE FAILURE TO SUCCESSFULLY OPERATE GROUP LAFON COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The operation of Group Lafon following our December 2001 acquisition involves a number of risks and presents financial, managerial and operational challenges, including:

     - diversion of management attention from our existing business and operations;

     - difficulty with integration of personnel, and financial and other systems; and

     - increased foreign operations that may be difficult to manage, especially since we have limited experience operating in France.

     In light of these challenges, we may not be able to successfully manage the operations and personnel of Group Lafon. Customer dissatisfaction or manufacturing, supply or distribution problems associated with Group Lafon's products could cause our pharmaceutical business in France to underperform relative to our expectations, which could have a material adverse effect on our business. We also could experience financial or other setbacks if Group Lafon's businesses have problems or liabilities of which we were not aware or are substantially greater than we anticipated based on our evaluation of the business prior to the acquisition.

  WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE GROUP LAFON ACQUISITION.

     In acquiring Group Lafon, we secured worldwide control of the intellectual property, marketing and manufacturing rights related to modafinil, the active drug substance in PROVIGIL. PROVIGIL accounted for approximately 66% of our total product sales for the year ended December 31, 2001. By consolidating our financial results with those of Group Lafon, we expect to reduce our cost of goods sold related to PROVIGIL. During the first quarter of 2002, we experienced a reduction in the cost of product sales related to PROVIGIL from approximately 22% of net sales to approximately 3% of net sales. While the bulk of these cost savings result from eliminating the effect of preexisting contractual arrangements between us and Group Lafon, there could be unanticipated costs associated with our operation and management of the Group Lafon business that could limit or eliminate these cost savings or other anticipated benefits of the Group Lafon acquisition. As a result, the future cost savings actually realized, if any, and other anticipated benefits could differ from, or their impact could be delayed compared to, our expectations as described herein.

  THE EFFORTS OF GOVERNMENT ENTITIES AND THIRD PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR SALES AND LIMIT THE COMMERCIAL SUCCESS OF OUR PRODUCTS.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to various forms of direct and indirect governmental control. In the United States, there have been, and we expect there will continue to be, various proposals to implement similar government controls. The commercial success of our products could be limited if federal or state governments adopt any such proposals. In addition, in the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party and government payors increasingly challenge the prices charged for products and limit reimbursement levels offered to consumers for such products. Third party and government payors could focus their cost control efforts on our products, especially with respect to prices of and reimbursement levels for products prescribed outside their labeled indications. In these cases, these efforts could negatively impact sales of and profits, if any, on our products.

  WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     Large and small companies, academic institutions, governmental agencies, and other public and private research organizations conduct research, seek patent protection, and establish collaborative arrangements for product development in competition with us. Products developed by any of these entities may compete directly with those we develop or sell. The conditions that our products treat, and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. With respect to PROVIGIL, there are several other products used for the treatment of narcolepsy in the United States, which is marketed under a number of brand names, including RITALIN(R) by Novartis, CONCERTA(R) tablets by Alva and METHYLIN(R) by Mallinckrodt, and in our other licensed territories, all of which have been available for a number of years and many of which are available in inexpensive generic forms. With respect to ACTIQ, we face competition from inexpensive oral opioid tablets and more expensive but quick-acting invasive (intravenous, intramuscular and subcutaneous) opioid delivery systems. Other technologies for rapidly delivering opioids to treat breakthrough pain are being developed, at least one of which is in clinical trials. With respect to GABITRIL, there are several products, including Neurontin(R) (gabapentin) by Pfizer, used as adjunctive therapy for the partial seizure market. Some are well-established therapies that have been on the market for several years while others have recently entered the partial seizure marketplace. In addition, several treatments for partial seizures are available in inexpensive generic forms. Thus we will need to demonstrate to physicians, patients and third party payors that the cost of our products is reasonable and appropriate in the light of their safety and efficacy, the price of competing products and the related health care benefits to the patient. In addition, many of our competitors have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources, including advances in current treatment methods, could potentially affect sales of our products negatively or make them obsolete. In addition, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can. Any failure to maintain our competitive position could adversely affect our business and results of operations.

  WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. As our products are used more widely and in patients with varying medical conditions, the likelihood of an adverse drug reaction, unintended side effect or incidence of misuse may increase. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance in amounts we believe to be commercially reasonable, but claims could exceed our coverage limits or purchasing sufficient insurance could be expensive. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

  THE RESULTS AND TIMING OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FUTURE CLINICAL TRIALS ARE DIFFICULT TO PREDICT, SUBJECT TO FUTURE SETBACKS AND, ULTIMATELY, MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     In order to remain competitive, we are focused on the search for new pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against larger multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since the majority of compounds discovered do not enter clinical studies and the majority of therapeutic candidates fail to show the human safety and efficacy necessary for regulatory approval and successful commercialization.

     Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

     The completion of clinical trials of our product candidates may be delayed by many factors, including the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and the rate of patient enrollment may not be consistent with our expectations or sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. In addition, we may not be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates. Even if such trials are conducted, our product candidates may not prove to be safe and efficacious or receive regulatory approvals. Any significant delays in, or termination of, clinical trials of our product candidates could impact our ability to substantially increase our product sales in the future.

  OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE OFTEN DEPENDENT ON CORPORATE COLLABORATORS AND OTHER THIRD PARTIES WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, AND WHICH MAY LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of collaboration agreements with other pharmaceutical companies, most importantly with Lundbeck and Sanofi-Synthelabo related to our research efforts in Parkinson's and Alzheimer's disease, and solid tumors, respectively. In some cases our collaboration agreements call for our partners to control:

     - the supply of bulk or formulated drugs for commercial use or for use in clinical trials;

     - the design and execution of clinical studies;

     - the process of obtaining regulatory approval to market the product;
       and/or

     - marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, our program may not move forward as effectively, or advance as rapidly, as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on several of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products, though we might not be successful in establishing any such new or additional relationships.

  OUR PRODUCT SALES AND RELATED FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL, ESPECIALLY IF THEY ARE NOT ANTICIPATED BY INVESTORS.

     A number of analysts and investors who follow our stock have developed models to attempt to forecast future product sales and have established earnings expectations based upon those models. These models, in turn, are based in part on estimates of projected revenue and earnings that we disclose publicly. Forecasting revenue growth is difficult, especially when there is little commercial history and when the level of market acceptance of our products is uncertain or, in the case of Group Lafon, when we have just recently acquired a portfolio of products. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result, it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. There are a number of other factors that could cause our financial results to fluctuate unexpectedly, including:

     - the cost of product sales;

     - achievement and timing of research and development milestones;

     - co-promotion and other collaboration revenues;

     - cost and timing of clinical trials;

     - marketing and other expenses; and

     - manufacturing or supply disruption.

  THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

     The market price of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from January 1, 2001 through May 17, 2002, our common stock traded at a high price of $78.880 and a low price of $36.375. Negative announcements, including, among others:

     - adverse regulatory decisions;

     - disappointing clinical trial results;

     - disputes concerning patent or other proprietary rights; or

     - operating results that fall below the market's expectations could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning our competitors, changes in government regulations that may impact the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, are also likely to affect the price of our common stock.

  A PORTION OF OUR PRODUCT SALES AND CERTAIN BALANCE SHEET ITEMS ARE SUBJECT TO EXCHANGE RATE FLUCTUATIONS IN THE NORMAL COURSE OF BUSINESS THAT COULD ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     Historically, a portion of our product sales has been earned in currencies other than the U.S. dollar. As a result of our acquisition of Group Lafon, we expect that the portion of our product sales denominated in the euro and other local currencies will increase. We translate revenue earned from product sales into U.S. dollars at the average exchange rate applicable during the relevant period. A strengthening of the dollar could, therefore, reduce our earnings. Consequently, fluctuations in the rate of exchange between the U.S. dollar and the euro and other local currencies may affect period-to-period comparisons of our operating results. In addition, we may face exposure to the extent that exchange rate fluctuations affect the repayment of certain intercompany indebtedness. Finally, the balance sheet of our foreign operations will be translated into U.S. dollars at the period-end exchange rate. This latter exposure will result in changes to the translated value of assets and liabilities, with the impact of the translation included as a component of stockholders' equity.

  WE ARE INVOLVED IN OR MAY BECOME INVOLVED IN THE FUTURE IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

     As a biopharmaceutical company, we are or may become a party to litigation in the ordinary course of our business, including matters alleging employment discrimination, product liability, patent infringement, or breach of commercial contract, among others. In general, litigation claims can be expensive and time consuming to defend and could result in settlements or damages that could significantly impact results of operations and financial condition. We currently are vigorously defending ourselves against certain litigation matters. However, even if these existing lawsuits were adversely adjudicated or settled, we do not believe there would be a material impact on our results of operations or our financial condition.

  OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our research and development programs and our business might be harmed by the loss of the services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not have employment agreements with any of our key scientific, technical and managerial employees. We do not maintain "key man" life insurance on any of our employees.

  OUR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR MAY POSE RISKS TO US AND LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001 were audited by Arthur Andersen LLP. On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Andersen has stated publicly that it intends to contest vigorously the indictment.

     SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. However, there presently is substantial uncertainty concerning whether Andersen will continue to exist as an entity or whether Andersen will continue to have a business presence in the Philadelphia region that would allow them to continue to service our account. As a result, we believe that in the future Andersen may be unable to provide a consent to us for inclusion in our future SEC filings relating to its report on our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001. Additionally, it is likely that Andersen will be unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. Notwithstanding this relief, the inability of Andersen to provide its consent or to provide assurance services to us in the future could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the audit performed by Andersen may be limited significantly both as a result of an absence of a consent and the diminished amount of assets of Andersen that are or may in the future be available to satisfy claims.

  WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health and safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

     We believe that our safety procedures for handling and disposing of these materials comply with foreign, federal, state and local laws and regulations, but we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, we could be held liable for any resulting damages, which could include fines and remedial costs. These damages could require payment by us of significant amounts over a number of years, which would be reflected in our results of operations and financial condition.

  ANTI-TAKEOVER PROVISIONS MAY DELAY OR PREVENT CHANGES IN CONTROL OF OUR MANAGEMENT OR DETER A THIRD PARTY FROM ACQUIRING US, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Our stockholder rights plan could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquirer of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

  WE MAY BE UNABLE TO SERVICE OR REPAY OUR SUBSTANTIAL INDEBTEDNESS OR OTHER CONTINGENCIES.

     As of March 31, 2002, we had significant levels of indebtedness that, among other things, could make it difficult for us to make payments on our indebtedness or obtain financing in the future, limit our future flexibility and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate sufficient cash flow from operations to service our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our debt service obligations.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

                                DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and we do not anticipate paying any dividends on our common stock in the foreseeable future.

                            CONVERSION OF THE NOTES

     The selling stockholders may offer up to 781,694 shares of our common stock issuable upon conversion of the 3 7/8% convertible promissory notes due March 29, 2007 in an aggregate principal amount of $55.0 million. The notes were initially issued to Anthem Investors, LLC, in connection with our purchase of all of the Class A interest in CNS Marketing, LLC from Anthem. In accordance with the terms of the notes, Anthem has assigned the notes to the selling stockholders.

     The selling stockholders have the right, at their option, to convert their notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased by us, at a conversion rate of 14.2126 shares per $1,000 principal amount of notes. This is equivalent to a conversion price of $70.36 per share. The conversion price of the notes is adjustable upon the occurrence of certain events, including, but not limited to:

     - the issuance of shares of our common stock as a dividend or distribution on our common stock;

     - the subdivision or combination of our outstanding common stock;

     - the issuance of rights or warrants to all or substantially all holders of our capital stock entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     - the distribution to all or substantially all holders of our capital stock of shares of our capital stock, evidence of indebtedness or other non-cash assets, or rights or warrants, except for certain specified distributions; and

     - the purchase of common stock pursuant to a tender offer made by us or our subsidiaries to the extent that the same involves aggregate consideration that exceeds the product of the lesser of (a) the conversion price then in effect and (b) a formula-based market price per share of our common stock, multiplied by the number of shares of common stock outstanding.

                            SELLING SECURITYHOLDERS

     On March 29, 2002, we issued $55,000,000 aggregate principal amount of 3 7/8% Convertible Promissory Notes due March 29, 2007 to Anthem Investors, LLC, in connection with our purchase of all of the Class A interest in CNS Marketing, LLC from Anthem. In accordance with the terms of the notes, Anthem has assigned the notes to the selling stockholders listed in the table below. We issued the notes in a transaction that was exempt from the requirements of the Securities Act of 1933 because the offer and sale of the notes did not involve a public offering. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock issuable upon conversion of the notes, if issued.

     Under the terms of a registration rights agreement between us and Anthem, we are obligated to use commercially reasonable efforts to maintain an effective registration statement until the shares of common stock issuable upon conversion of the notes can be sold to the public under Rule 144(k) under the Securities Act.

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders and the number of shares each may offer, assuming each selling stockholder chooses to convert its note and sell the shares it receives upon such conversion.

                                                                                          BENEFICIAL OWNERSHIP
                                                                            NUMBER OF         AFTER RESALE
                                                                            SHARES OF        OF COMMON STOCK
                                                                          COMMON STOCK       OFFERED HEREBY
                                             NUMBER OF      PRINCIPAL     ISSUABLE UPON   ---------------------
                                             SHARES OF      AMOUNT OF     CONVERSION OF   NUMBER OF
                                            COMMON STOCK      NOTES         THE NOTES     SHARES OF
                                            BENEFICIALLY   BENEFICIALLY    AND OFFERED      COMMON
NAME OF SELLING STOCKHOLDER                   OWNED(1)        OWNED         HEREBY(2)       STOCK      PERCENT
---------------------------                 ------------   ------------   -------------   ----------   --------
HBK Master Fund L.P.......................      --         $33,000,000       469,016         --           *
Delta Opportunity Fund (Institutional),
  LLC(3)..................................      --         $ 7,941,100       112,864         --           *
Delta Opportunity Fund, Ltd.(3)...........      --         $14,058,900       199,814         --           *

---------------

 * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to securities.

(2) The number of shares of common stock issuable upon conversion of the notes assumes the conversion of the entire principal amount of notes beneficially owned at a conversion price of $70.36 per share.

(3) These selling stockholders have purchased, held and sold securities of Cephalon and its affiliates within the past three years in transactions directly with Cephalon and such affiliates.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

     The selling stockholders may sell the common stock into which the notes are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. Our common stock presently is quoted on the Nasdaq National Market under the symbol "CEPH." In connection with the sale of the common stock into which the notes are convertible or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock and deliver such securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

     The aggregate proceeds to the selling stockholders from the sale of the common stock into which the notes are convertible offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of certain states, if applicable, the common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their common stock under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the offering and sale of the common stock, provided that each selling stockholder will be responsible for payment of commissions and discounts of underwriters, broker-dealers or agents.

     All references to a selling stockholder in this prospectus shall also be deemed to include any permitted transferees, assignees, pledgees and donees of such selling stockholder.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cephalon is subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     We have "incorporated by reference" into this prospectus certain information that we file with the Securities and Exchange Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the Securities and Exchange Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

     We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 1, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended on May 24, 2002;

     - Current Reports on Form 8-K or Form 8-K/A filed on January 10, 2002 and February 13, 2002, April 16, 2002;

     - The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendment or reports filed for the purpose of updating such description; and

     - The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement filed with the SEC on January 20, 1999, including any amendments or reports filed for the purpose of updating such description.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

          Cephalon, Inc.
        145 Brandywine Parkway
        West Chester, PA 19380
        Attention: John E. Osborn,
        Senior Vice President, General Counsel and Secretary
        Telephone: (610) 344-0200

                           FORWARD-LOOKING STATEMENTS

     In addition to historical facts or statements of current condition, this prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among others, statements about:

     - our anticipated scientific progress in our research programs and our development of potential pharmaceutical products;

     - any potential expansion of the authorized uses of our existing products;

     - the impact of the Lafon acquisition on our business, operations, and financial condition and performance;

     - our sales, EBITDA and earnings per share projections for 2002, including the impact on such measures as a result of the acquisition of the Group Lafon business;

     - our future cash flow and our ability to raise additional funds, if needed;

     - other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus and in the documents we have referred you to may turn our to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

     - our ability to integrate the Group Lafon operations into our business to achieve synergies following integration;

     - unanticipated cash requirements to support current operations, expansion of our business or capital expenditures;

     - market conditions in the biotechnology industry that make raising capital difficult, expensive or both;

     - the loss of key management or scientific personnel;

     - scientific or regulatory setbacks with respect to research programs and existing products;

     - the activities of our competitors in the industry; and

     - enactment of new government regulations, court-decisions, regulatory interpretations or other initiatives.

     We do not intend to update publicly any forward-looking statement, except as required by law. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors." This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, has passed on the validity of the securities offered hereby.

                                    EXPERTS

     The consolidated financial statements of Cephalon, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports thereto. Arthur Andersen LLP did not audit the financial statements of Anesta Corp., a company acquired by Cephalon during 2000 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Cephalon, Inc. and reflect total revenues of 13 percent in 1999 of the related consolidated totals. Those statements were audited by PricewaterhouseCoopers LLP whose report has been furnished to us, and Arthur Andersen's opinion, insofar as it related to amounts included for Anesta Corp. is based solely on the report of PricewaterhouseCoopers LLP.

     The consolidated financial statements of Anesta Corp., not incorporated by reference nor separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference in this registration statement. Such financial statements, to the extent they have been included in the financial statements of Cephalon, Inc., have been so included in reliance on the report of such independent accountants given on authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of Lafon Group as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus, have been audited by Befec-Price Waterhouse, a member of PricewaterhouseCoopers, independent accountants, as stated in their report with respect thereto.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 781,694 SHARES

                                [CEPHALON LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the expenses of the issuance and distribution of the securities offered hereby:

Securities and Exchange Commission registration fee.........  $ 3,952
  Nasdaq listing fee........................................   17,500
  Legal fees and expenses...................................   20,000
  Printing and engraving expenses...........................   15,000
  Accounting fees and expenses..............................    5,000
  Miscellaneous.............................................    5,000
                                                              -------
     Total..................................................  $66,452
                                                              =======

     All of the amounts shown are estimates, except for fees payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16.  EXHIBITS.

     The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1+    Form of 3 7/8% Convertible Promissory Note due March 29,
          2007.
  4.2+    Registration Rights Agreement dated as of March 29, 2002
          between the Registrant and Anthem Investors, LLC.
  5.1*    Opinion of Morgan, Lewis & Bockius LLP regarding the
          legality of securities being registered.
 23.1*    Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto).
 23.2*    Consent of Arthur Andersen LLP.
 23.3*    Consent of PricewaterhouseCoopers LLP.
 23.4*    Consent of Befec-Price Waterhouse.
 24.1*    Powers of Attorney (included on signature page).

---------------

* Filed herewith.

+ Previously filed as an exhibit to the Registrant's Form 10-Q for the quarterly period ended March 31, 2002.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, Commonwealth of Pennsylvania on May 24, 2002.


                                          CEPHALON, INC.

                                          By:      /s/ J. KEVIN BUCHI
                                            ------------------------------------
                                                       J. Kevin Buchi
                                                Sr. Vice President and Chief
                                                      Financial Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Frank Baldino, Jr., Ph.D. and J. Kevin Buchi, and each of them acting alone, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any, and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing, pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----

            /s/ FRANK BALDINO, JR.                Chairman and Chief Executive Officer    May 24, 2002
   -----------------------------------------          (Principal Executive Officer)
           Frank Baldino, Jr., Ph.D.

              /s/ J. KEVIN BUCHI                      Sr. Vice President and Chief        May 24, 2002
   -----------------------------------------          Financial Officer (Principal
                J. Kevin Buchi                       Financial Officer and Principal
                                                           Accounting Officer)

              /s/ WILLIAM P. EGAN                               Director                  May 24, 2002
   -----------------------------------------
                William P. Egan

             /s/ ROBERT J. FEENEY                               Director                  May 24, 2002
   -----------------------------------------
            Robert J. Feeney, Ph.D.

            /s/ MARTYN D. GREENACRE                             Director                  May 24, 2002
   -----------------------------------------
              Martyn D. Greenacre

            /s/ CHARLES A. SANDERS                              Director                  May 24, 2002
   -----------------------------------------
              Charles A. Sanders

                                                                Director
   -----------------------------------------
            Gail R. Wilensky, Ph.D.

               /s/ HORST WITZEL                                 Director                  May 24, 2002
   -----------------------------------------
            Horst Witzel, Dr.-Ing.

                                 CEPHALON, INC.

                            REGISTRATION ON FORM S-3

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Morgan, Lewis & Bockius LLP.
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of PricewaterhouseCoopers LLP.
 23.4     Consent of Befec-Price Waterhouse.